Exhibit 99.1

KONTOOR BRANDS REPORTS 2026 THIRD QUARTER RESULTS AND STRENGTHENS EARNINGS OUTLOOK; EXPECTS TO REPURCHASE $450 MILLION OF SHARES FOLLOWING THE SUCCESSFUL COMPLETION OF THE DIVESTITURE OF LEE; PROVIDES INITIAL 2027 OUTLOOK

Third Quarter Highlights
•Revenue from continuing operations of $685 million increased 3 percent compared to prior year, driven by 3 percent growth in both Wrangler and Helly Hansen
•Reported gross margin from continuing operations of 48.3 percent. Adjusted gross margin of 48.1 percent increased 230 basis points compared to prior year
•Reported operating income from continuing operations of $77 million. Adjusted operating income of $101 million increased 6 percent compared to prior year
•Reported Diluted EPS from continuing operations of $(0.62), including a $1.73 non-cash tax charge related to the migration of Helly Hansen intellectual property, supporting integration synergies and a simplified operating structure. Adjusted EPS of $1.50 increased 40 percent compared to prior year
•Repurchased $20 million of common stock, bringing year-to-date share repurchases to $95 million

Other Key Highlights
•Full year adjusted earnings per share from continuing operations is now expected to be $5.40, reflecting approximately 31 percent growth compared to prior year (prior outlook range $5.25 to $5.35)
•Full year adjusted gross margin from continuing operations has strengthened and is now expected to be in the range of 50.0 to 50.2 percent, reflecting an increase of 350 to 370 basis points compared to prior year
•Successfully completed the divestiture of Lee and received $698 million of net proceeds
•Expect to repurchase $450 million of common stock in the fourth quarter, including $400 million through an Accelerated Share Repurchase program
•Expect to return approximately $1 billion of capital in 2026 through share repurchases, dividends and voluntary debt payments
•Expect 2027 adjusted EPS of at least $6.60, representing growth of more than 20 percent

GREENSBORO, N.C. - November 5, 2026 - Kontoor Brands, Inc. (NYSE: KTB) today reported financial results for its third quarter ended October 3, 2026.

“Our third quarter results were driven by growth in both Wrangler and Helly Hansen, strong earnings and gross margin expansion,” said Scott Baxter, Chief Executive Officer and Chairman of the Board of Directors. “Execution excellence remains a critical focus of our organization as we delivered strong business results, successfully completed the divestiture of Lee, advanced our integration of Helly Hansen, and realized additional synergies through optimization of our tax platform. Kontoor enters its next chapter as a more focused company anchored around two iconic brands with stronger growth profiles that position us well for the future.”

Joe Alkire, Kontoor Brands’ President and Chief Financial Officer continued, "We are building a more growth-oriented business through our transformation efforts and the evolution of our portfolio. These efforts are enabling us to attract top-tier talent, create investment capacity and enhance organizational agility, positioning us well to win in any environment. We have increased our planned share repurchases to $450 million based on the confidence we have in our long-term strategy and the significant value-creation opportunity ahead. Based on our year-to-date results and the optionality of our model, we are raising our full year earnings outlook.”

$400 Million Accelerated Share Repurchase Program

Kontoor Brands, Inc. today announced it expects to enter into Accelerated Share Repurchase (“ASR”) agreements in early November 2026 with financial institutions (the “Dealers”) to repurchase $400 million of Kontoor common stock. The ASR will be completed under the Company’s existing $750 million share repurchase authorization. Under these agreements, Kontoor Brands will make a total payment of $400 million to the Dealers and expects to receive initial delivery of approximately 80 percent of the expected shares to be repurchased under the ASR agreements.

The final number of Kontoor’s common shares to be repurchased will be based on the volume-weighted average price of Kontoor’s common shares during the term of the ASR agreements, less a discount and subject to customary adjustments. The final settlement of the transactions under the ASR agreements is expected to occur in the first half of 2027.

Kontoor Brands is funding the share repurchases under the ASR agreements with a portion of the $698 million of net proceeds received from the sale of the Lee business. Upon completion of the planned share repurchases in the fourth quarter, the Company expects to have approximately $230 million remaining under its existing share repurchase authorization.

Third Quarter 2026 Income Statement from Continuing Operations Review

Revenue was $685 million and increased 3 percent compared to prior year.

Wrangler brand global revenue was $485 million and increased 3 percent compared to prior year. U.S. revenue increased 2 percent, driven by a 7 percent increase in direct-to-consumer. U.S. wholesale increased 2 percent compared to prior year. International revenue increased 6 percent compared to prior year, driven by a 25 percent increase in direct-to-consumer and a 4 percent increase in wholesale.

Helly Hansen brand global revenue was $191 million and increased 3 percent compared to prior year. Sport revenue was $147 million and increased 2 percent compared to prior year. Workwear revenue was $44 million and increased 5 percent compared to prior year.

Gross margin on a reported basis increased 830 basis points to 48.3 percent. On an adjusted basis, gross margin increased 230 basis points to 48.1 percent compared to prior year, driven by the benefits from Project Jeanius, and the impact of favorable business mix and pricing, net of changes in product costs.

Selling, General & Administrative (SG&A) expenses were $254 million, or 37.1 percent of revenue on a reported basis. On an adjusted basis, SG&A expenses increased to $229 million, or 33.4 percent of revenue. The increase in SG&A expenses was driven by incremental overhead and other expenses previously allocated to Lee, increased investments in direct-to-consumer, demand creation and technology, partially offset by the benefits from Project Jeanius.

Operating income was $77 million on a reported basis. On an adjusted basis, operating income was $101 million and increased 6 percent compared to prior year. Adjusted operating income included incremental overhead and other expenses previously allocated to Lee. Adjusted operating margin was 14.7 percent, reflecting a 40 basis point increase compared to prior year.

Diluted earnings per share (EPS) was $(0.62) on a reported basis including a non-cash tax charge of $1.73 related to the migration of Helly Hansen intellectual property, supporting integration synergies and a simplified operating structure. On an adjusted basis, EPS was $1.50, reflecting an increase of 40 percent compared to prior year.

Balance Sheet and Liquidity from Continuing Operations Review

The Company ended the third quarter with $56 million in cash and cash equivalents, and $1.1 billion in long-term debt. At the end of the third quarter, the Company had no outstanding borrowings under the Revolving Credit Facility and $493 million available for borrowing against this facility.

Inventory at the end of the third quarter was $570 million, down 6 percent compared to prior year driven by a reduction in inventory in the Helly Hansen business.

As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.54 per share, payable on December 18, 2026, to shareholders of record at the close of business on December 8, 2026.

The Company returned $49 million to shareholders through dividends and share repurchases during the third quarter, including the repurchase of $20 million of common stock. Year-to-date, the Company repurchased $95 million of common stock. At the end of the third quarter, the Company had $680 million remaining under its existing share repurchase authorization.

Tariff Update

Following the U.S. Supreme Court’s ruling that the International Emergency Economic Powers Act (“IEEPA”) does not authorize tariffs, the U.S. Court of International Trade ordered U.S. Customs and Border Protection to refund all IEEPA duties previously paid. During the first quarter of 2026, the Company recognized a net receivable of $54 million based on the probability of the recovery of IEEPA tariffs previously paid. As of the end of the third quarter, the Company has received essentially all outstanding IEEPA tariff refunds.

In May 2026, the U.S. Court of International Trade ruled that Section 122 tariffs were also invalid and these tariffs expired on July 24, 2026. The Company's year-to-date financial results include the previously paid and expensed tariffs under Section 122. The Company has not recorded a receivable related to Section 122 tariffs and continues to monitor ongoing litigation related to the potential recovery of these tariffs.

In July 2026, the Office of the U.S. Trade Representative implemented new Section 301 tariff rates of between 10 percent and 12.5 percent on products imported from the majority of the

Company's current trading partners. Based on currently available information, the Company’s imports from Mexico to the U.S. remain exempt under USMCA.

The Company’s outlook assumes a 12.5 percent reciprocal tariff rate in the fourth quarter based on currently available information. On an adjusted basis, the Company has excluded the impact of the 2025-related IEEPA tariffs and associated refunds in its 2026 outlook.

The Company continues to evaluate the potential impact of the reciprocal trade framework between the United States and Bangladesh. The Company utilizes U.S. grown cotton in more than 80 percent of products sourced from Bangladesh which may qualify for a duty exemption under the trade framework.

Updated Full Year 2026 Outlook from Continuing Operations

"We are updating our full year outlook to reflect our year-to-date results, the successful completion and final terms of the divestiture of Lee, as well as stronger gross margin expansion and earnings growth,” said Joe Alkire, President and Chief Financial Officer. “While the operating environment remains dynamic, we are well positioned to accelerate value creation supported by sharper portfolio focus, increased capital allocation optionality and stronger earnings growth. We expect to deliver another year of strong results in 2027 and have visibility to adjusted EPS of at least $6.60, reflecting more than 20 percent growth, and more than $325 million of cash flow from operations. Beyond 2027, we expect our cash flow from operations to exceed $400 million."

The Company’s updated outlook reflects the final terms of the divestiture of Lee which has resulted in changes to the classification of certain income, expense and cash flow items relative to the prior outlook as detailed below.

	Prior 2026 Outlook	Updated 2026 Outlook
Revenue	$2.66 to $2.71 billion	~$2.68 billion
Adjusted EPS	$5.25 to $5.35	$5.40
The Company’s full year 2026 outlook also includes the following assumptions:

•Revenue is expected to approximate $2.68 billion, representing growth of approximately 12 percent compared to prior year, including the impact of the 53rd week in 2025. In 2025, the 53rd week benefited fourth quarter Wrangler revenue by $40 million and Helly Hansen revenue by $3 million.

•Adjusted gross margin is now expected to be in the range of 50.0 to 50.2 percent, representing an increase of 350 to 370 basis points compared to prior year. The updated outlook primarily reflects stronger-than-expected year-to-date results, partially offset by increased freight expenses, the foreign currency transaction impact of the strengthening of the U.S. dollar, and incremental overhead and other expenses previously allocated to Lee.

•Adjusted SG&A expenses are now expected to increase approximately 25 percent compared to prior year, driven by incremental overhead and other expenses previously allocated to Lee, the impact of a full year of Helly Hansen expenses, and the previously announced brand-building and growth-enabling investments.

•Adjusted operating income is now expected to approximate $400 million, representing an increase of approximately 12 percent compared to prior year and includes the impact of $15 million of incremental overhead and other expenses previously allocated to Lee as compared to the prior outlook, as well as higher freight and foreign currency-related expenses. Incremental expenses previously allocated to Lee will be predominantly offset by fees expected to be received for services the Company will provide in support of the transition of the Lee business, which will be classified as other income.

•Adjusted EPS is now expected to be $5.40, reflecting growth of 31 percent. This compares to the prior outlook of $5.25 to $5.35.

•Capital expenditures are now expected to be approximately $25 million.

•The Company now expects an effective tax rate of approximately 18.5 percent on adjusted pre-tax earnings, reflecting additional tax synergies from the Helly Hansen integration.

•Interest expense is now expected to be approximately $57 million.

•Other income is now expected to be approximately $4 million. Other income now reflects fees expected to be received for services the Company will provide in support of the transition of the Lee business.

•Average shares outstanding are now expected to be approximately 54.8 million. The outlook for average shares outstanding now includes the anticipated impact of $450 million of share repurchases in the fourth quarter.

•The Company now expects total cash from operations to approximate $325 million. The updated outlook now reflects lower year-to-date operating results from Lee, the loss of Lee operating cash flow for the remainder of the year and higher one-time costs to separate the business. The lower-than-expected cash flow contribution from Lee is offset by higher-than-expected net cash proceeds as a result of final net working capital and other closing adjustments. The Company's updated outlook also includes additional inventory investments in Wrangler and Helly Hansen to support future growth and service levels as a result of current supply chain volatility.

•The Company now expects to make voluntary term loan payments of $280 million in the fourth quarter and achieve a net leverage ratio below 1.5 times by year-end.

Initial 2027 Outlook from Continuing Operations

The Company continues to expect the divestiture of Lee to be immaterial to earnings per share over a 12-to-18-month period. The earnings contribution of the Lee business is anticipated to be offset through capital deployment of the net proceeds from the divestiture, and mitigation of overhead and other expenses previously allocated to Lee, through fees received for services the Company will provide in support of the transition of the Lee business, restructuring and other mitigating cost actions.

The Company's initial 2027 outlook includes the following assumptions:

•Adjusted EPS of at least $6.60, representing growth of more than 20 percent.

•Cash from operations of at least $325 million.

The Company's initial 2027 cash from operations outlook includes elevated one-time costs to support the Helly Hansen systems migration and anticipated restructuring and other costs required to fully offset the expenses previously allocated to the Lee business.

Webcast Information

Kontoor Brands will host its third quarter 2026 conference call beginning at 8:30 a.m. Eastern Time today, November 5, 2026. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

This release refers to “adjusted” and “constant currency” amounts from 2026 and 2025, which are further described in the sections below. All per share amounts are presented on a diluted basis. Amounts as presented herein may not recalculate due to the use of unrounded numbers.

Adjusted Amounts - This release refers to “adjusted” amounts. Adjustments during the third quarter of 2026 represent (i) business optimization activities associated with the continued execution of Project Jeanius, (ii) integration-related costs associated with the Helly Hansen integration, (iii) the impacts of the 2025 IEEPA-related tariffs on the third quarter 2026 results, (iv) the impacts of the Helly Hansen legal entity restructuring, and (v) the impacts of the Lee business legal entity restructuring in preparation for the disposition. Adjustments during the third quarter of 2025 represent (i) acquisition and integration-related costs associated with the Helly Hansen acquisition, and (ii) restructuring and transformation costs related to the closure of a portion of our manufacturing facilities, actions to streamline and transfer select production within our internal manufacturing network and business optimization activities associated with Project Jeanius. Additional information regarding adjusted amounts is provided in notes to the supplemental financial information included with this release.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

For forward-looking non-GAAP measures included in this filing, the Company does not provide a reconciliation to the most comparable GAAP financial measures because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing and/or amount of various items that have not yet occurred and have been excluded from adjusted measures. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with the Company’s accounting policies for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global apparel company with deep authority in the denim, outdoor and workwear categories. Wrangler® and Helly Hansen® are iconic brands that empower consumers to pursue their passions with confidence and authenticity through innovative design, exceptional products and compelling performance. Kontoor's global platform, scale and operational expertise drive sustainable brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: macroeconomic conditions, including inconsistent consumer demand despite recent declines in interest rates, fluctuating foreign currency exchange rates, moderating inflation and global supply chain issues, as well as the ongoing impact of tariffs and uncertainty regarding the outcome of trade negotiations, import/export regulations and tariff policies, continue to adversely impact global economic conditions and have had, and may continue to have, a negative impact on the Company's business, results of operations, financial condition and cash flows (including future uncertain impacts); the level of consumer demand for apparel; reliance on a small number of large customers; potential difficulty in integrating Helly Hansen and/or in achieving the expected growth, cost savings and/or synergies from the acquisition; potential risks with the Company's ability to mitigate any stranded costs from the disposition of the Lee business; supply chain and shipping disruptions, which could continue to result in shipping delays, an increase in transportation costs and increased product costs or lost sales; intense industry competition; the ability to accurately forecast demand for products; the Company's ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the Company's ability to maintain the images of its brands; disruption and volatility in the global capital and credit markets and its impact on the

Company's ability to obtain short-term or long-term financing on favorable terms; the Company maintaining satisfactory credit ratings; restrictions on the Company's business relating to its debt obligations; increasing pressure on margins; e-commerce operations through the Company's direct-to-consumer business; the financial difficulty experienced by the retail industry; possible goodwill and other asset impairment; the ability to implement the Company's business strategy; the stability of manufacturing facilities and foreign suppliers; fluctuations in wage rates and the price, availability and quality of raw materials and contracted products, including as a result of tariffs and reciprocal tariffs; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; seasonality; unseasonal or severe weather conditions; potential challenges with the Company's implementation of Project Jeanius; the Company's and its vendors' ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss or maintain operational performance; ability to properly collect, use, manage and secure consumer and employee data; legal, regulatory, political and economic risks; the impact of climate change and related legislative and regulatory responses; stakeholder response to sustainability issues, including those related to climate change; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers; changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; continuity of members of management; labor relations; the ability to protect trademarks and other intellectual property rights; the ability of the Company's licensees to generate expected sales and maintain the value of the Company’s brands; volatility in the price and trading volume of the Company's common stock; anti-takeover provisions in the Company's organizational documents; market conditions, timing and ability to institute an appropriate Accelerated Share Repurchase program; and general fluctuations in the amount and frequency under our share repurchases. Many of the foregoing risks and uncertainties will be exacerbated by any worsening of the global business and economic environment.

More information on potential factors that could affect the Company's financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Erinn Murphy, (336) 332-3022
Vice President, Global Head of Finance & Operations for Helly Hansen; Corporate Investor Relations
Erinn.Murphy@kontoorbrands.com

or

Media:
Julia Burge, (336) 332-5122
Vice President, Global Communications
Julia.Burge@kontoorbrands.com

###

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September		%	Nine Months Ended September		%
(Dollars and shares in thousands, except per share amounts)	2026	2025	Change	2026	2025	Change
Net revenues	$685,346	$666,472	3%	$1,882,956	$1,582,105	19%
Costs and operating expenses
Cost of goods sold	354,124	399,974	(11)%	894,098	893,692	—%
Selling, general and administrative expenses	254,162	229,084	11%	731,167	562,682	30%
Total costs and operating expenses	608,286	629,058	(3)%	1,625,265	1,456,374	12%
Operating income	77,060	37,414	106%	257,691	125,731	105%
Interest expense	(15,921)	(18,972)	(16)%	(47,678)	(42,265)	13%
Interest income	389	289	35%	4,416	6,428	(31)%
Other income (expense), net	4,767	(3,049)	(256)%	(1,579)	17,204	(109)%
Income from continuing operations before income taxes	66,295	15,682	323%	212,850	107,098	99%
Income taxes	(102,681)	(1,310)	*	(139,175)	(24,045)	479%
Income from equity method investment	2,782	1,634	70%	10,780	1,898	468%
(Loss) income from continuing operations	(33,604)	16,006	(310)%	84,455	84,951	(1)%
Income from discontinued operations, net of tax	4,057	20,938	(81)%	43,239	68,744	(37)%
Net (loss) income	$(29,547)	$36,944	(180)%	$127,694	$153,695	(17)%

(Loss) earnings per common share - basic
Continuing operations	$(0.62)	$0.29		$1.54	$1.54
Discontinued operations	$0.07	$0.37		$0.79	$1.23
Total (Loss) earnings per common share - basic	$(0.54)	$0.66		$2.32	$2.77

(Loss) earnings per common share - diluted
Continuing operations	$(0.62)	$0.29		$1.52	$1.52
Discontinued operations	$0.07	$0.37		$0.78	$1.22
Total (Loss) earnings per common share - diluted	$(0.54)	$0.66		$2.30	$2.74

Weighted average shares outstanding
Basic	54,631	55,575		54,981	55,497
Diluted	54,631	56,069		55,501	56,034
* Calculation not meaningful.
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53-week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended September 2026 and September 2025 correspond to the 13-week and 39-week fiscal periods ended October 3, 2026 and September 27, 2025, respectively. References to September 2026, December 2025 and September 2025 relate to the balance sheets as of October 3, 2026, January 3, 2026 and September 27, 2025, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	September 2026	December 2025	September 2025
ASSETS
Current assets
Cash and cash equivalents	$56,349	$77,215	$57,918
Accounts receivable, net	261,191	209,419	279,813
Inventories	569,825	435,945	604,016
Prepaid expenses and other current assets	130,052	102,056	95,149
Current assets of discontinued operations	236,305	256,481	301,157
Total current assets	1,253,722	1,081,116	1,338,053
Property, plant and equipment, net	110,515	113,285	114,395
Operating lease assets	116,257	110,330	118,618
Intangible assets, net	469,966	445,584	449,698
Goodwill	467,729	451,006	438,459
Other assets	215,319	212,294	228,466
Other assets of discontinued operations	159,327	169,057	175,082
TOTAL ASSETS	$2,792,835	$2,582,672	$2,862,771
LIABILITIES AND EQUITY
Current liabilities
Current portion of long-term debt	$21,875	$8,750	$—
Accounts payable	301,179	195,560	272,611
Accrued and other current liabilities	259,954	237,864	244,184
Operating lease liabilities, current	29,390	22,418	26,401
Current liabilities of discontinued operations	127,794	129,035	159,091
Total current liabilities	740,192	593,627	702,287
Operating lease liabilities, noncurrent	93,332	95,422	96,440
Other liabilities	256,662	164,431	158,059
Long-term debt	1,118,334	1,134,579	1,342,117
Other liabilities of discontinued operations	23,214	29,746	34,252
Total liabilities	2,231,734	2,017,805	2,333,155
Commitments and contingencies
Total equity	561,101	564,867	529,616
TOTAL LIABILITIES AND EQUITY	$2,792,835	$2,582,672	$2,862,771

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September
(In thousands)	2026	2025
OPERATING ACTIVITIES
Net income	$127,694	$153,695
Income from discontinued operations, net of tax	43,239	68,744
Income from continuing operations, net of tax	84,455	84,951
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	33,804	29,994
Stock-based compensation	24,415	28,421
Other, including working capital changes	(59,652)	(33,583)
Cash provided by operating activities - continuing operations	83,022	109,783
Cash provided by operating activities - discontinued operations	63,022	57,671
Cash provided by operating activities	146,044	167,454
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(13,093)	(12,831)
Capitalized computer software	(3,598)	(3,008)
Business acquisition, net of cash received	—	(899,372)
Proceeds from the settlement of foreign exchange contracts to hedge business acquisition	—	24,115
Collection of deferred purchase price on sold accounts receivable	20,092	—
Proceeds from sales of assets	25,197	4,028
Other	—	584
Cash provided (used) by investing activities - continuing operations	28,598	(886,484)
Cash used by investing activities - discontinued operations	(1,681)	(3,436)
Cash provided (used) by investing activities	26,917	(889,920)
FINANCING ACTIVITIES
Borrowings under revolving credit facility	96,500	—
Repayments under revolving credit facility	(96,500)	—
Proceeds from issuance of long-term debt	—	1,000,000
Payment of debt issuance costs	—	(7,433)
Repayments of term loan	(4,375)	(395,000)
Repurchases of Common Stock	(95,478)	—
Dividends paid	(87,400)	(86,618)
Shares withheld for taxes, net of proceeds from issuance of Common Stock	(10,892)	(9,092)
Cash (used) provided by financing activities	(198,145)	501,857
Effect of foreign currency rate changes on cash and cash equivalents	(5,748)	(31,029)
Net change in cash and cash equivalents	(30,932)	(251,638)
Cash and cash equivalents – beginning of period	108,442	334,066
Cash and cash equivalents – end of period	$77,510	$82,428

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended September		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2026	2025
Segment revenues:
Wrangler	$485,078	$471,231	3%	3%
Helly Hansen	191,324	185,930	3%	3%
Total reportable segment revenues	676,402	657,161	3%	3%
Other revenues (b)	8,944	9,311	(4)%	(4)%
Total net revenues	$685,346	$666,472	3%	3%
Segment profit:
Wrangler	$122,959	$116,413	6%
Helly Hansen	15,308	8,009	91%
Reconciliation to income before income taxes:
Corporate and other expenses	(55,658)	(88,484)	(37)%
Interest expense	(15,921)	(18,972)	(16)%
Interest income	389	289	35%
Loss related to other revenues (b)	(782)	(1,573)	(50)%
Income from continuing operations before income taxes	$66,295	$15,682	323%

	Nine Months Ended September		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2026	2025
Segment revenues:
Wrangler	$1,389,964	$1,352,756	3%	2%
Helly Hansen	463,615	212,602	118%	110%
Total reportable segment revenues	1,853,579	1,565,358	18%	17%
Other revenues (b)	29,377	16,747	75%	69%
Total net revenues	$1,882,956	$1,582,105	19%	17%
Segment profit:
Wrangler	$383,668	$311,352	23%
Helly Hansen	36,838	3,196	*
Reconciliation to income before income taxes:
Corporate and other expenses	(161,069)	(168,786)	(5)%
Interest expense	(47,678)	(42,265)	13%
Interest income	4,416	6,428	(31)%
Loss related to other revenues (b)	(3,325)	(2,827)	18%
Income from continuing operations before income taxes	$212,850	$107,098	99%
(a) Refer to constant currency definition on the following pages.
(b) We report a “Loss related to other revenues” category to reconcile "total reportable segment profit" to "income from continuing operations before income taxes", but the Other category does not meet the criteria to be considered a reportable segment. Other includes sales and licensing of the Musto® and Chic® brands, as well as other company-owned brands and private label apparel, and the associated costs.
* Calculation not meaningful.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Continuing Operations - Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended September 2026
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$485,078	$546	$485,624
Helly Hansen	191,324	(742)	190,582
Total reportable segment revenues	676,402	(196)	676,206
Other revenues	8,944	20	8,964
Total net revenues	$685,346	$(176)	$685,170

	Nine Months Ended September 2026
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$1,389,964	$(6,102)	$1,383,862
Helly Hansen	463,615	(17,127)	446,488
Total reportable segment revenues	1,853,579	(23,229)	1,830,350
Other revenues	29,377	(1,039)	28,338
Total net revenues	$1,882,956	$(24,268)	$1,858,688

Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

	Three Months Ended September
(Dollars in thousands, except per share amounts)	2026	2025

Net revenues - as reported under GAAP	$685,346	$666,472

Cost of goods sold - as reported under GAAP	$354,124	$399,974
Restructuring and transformation costs (a)	(1,736)	(38,455)
U.S. Customs 2025 tariffs (c)	3,000	—
Adjusted cost of goods sold	$355,388	$361,519

Gross margin - as reported under GAAP	$331,222	$266,498
Restructuring and transformation costs (a)	1,736	38,455
U.S. Customs 2025 tariffs (c)	(3,000)	—
Adjusted gross margin	$329,958	$304,953

Selling, general and administrative expenses - as reported under GAAP	$254,162	$229,084
Restructuring and transformation costs (a)	(2,054)	(7,558)
Acquisition and integration-related costs (b)	(23,178)	(11,998)
Adjusted selling, general and administrative expenses	$228,930	$209,528

Operating income - as reported under GAAP	$77,060	$37,414
Restructuring and transformation costs (a)	3,790	46,013
U.S. Customs 2025 tariffs (c)	(3,000)	—
Acquisition and integration-related costs (b)	23,178	11,998
Adjusted operating income	$101,028	$95,425

Income tax expense - as reported under GAAP	$(102,681)	$(1,310)
Tax impact of pretax adjustments	(5,514)	(14,031)
Helly Hansen legal entity restructuring (d)	94,738	—
Lee business legal entity restructuring (e)	3,077	—
Adjusted income tax expense	$(10,380)	$(15,341)

Diluted earnings per share from continuing operations - as reported under GAAP	$(0.62)	$0.29
Restructuring and transformation costs (a)	0.05	0.62
Acquisition and integration-related costs (b)	0.33	0.16
U.S. Customs 2025 tariffs (c)	(0.04)	—
Helly Hansen legal entity restructuring (d)	1.73	—
Lee business legal entity restructuring (e)	0.05	—
Adjusted diluted earnings per share from continuing operations	$1.50	$1.07
Adjusted contribution from discontinued operations	0.56	0.37
Adjusted diluted earnings per share	$2.06	$1.44

Net income from continuing operations - as reported under GAAP	$(33,604)	$16,006
Income taxes	102,681	1,310
Interest expense	15,921	18,972
Interest income	(389)	(289)
EBIT from continuing operations	$84,609	$35,999
Depreciation and amortization	9,358	13,471
EBITDA from continuing operations	$93,967	$49,470
Restructuring and transformation costs (a)	3,790	46,013
Acquisition and integration-related costs (b)	23,178	11,998

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

U.S. Customs 2025 tariffs (c)	(3,000)	—
Adjusted EBITDA from continuing operations	$117,935	$107,481
As a percentage of total net revenues	17.2%	16.1%
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. EBIT, EBITDA and adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document. Amounts herein may not recalculate due to the use of unrounded numbers.
(a) See Note 1 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document.
(b) See Note 2 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document.
(c) See Note 3 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document.
(d) See Note 4 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document.
(e) See Note 5 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended September
	2026		2025
(Dollars in thousands, except per share amounts)	GAAP	Adjusted	GAAP	Adjusted

Net revenues	$685,346	$685,346	$666,472	$666,472

Gross margin	$331,222	$329,958	$266,498	$304,953
As a percentage of total net revenues	48.3%	48.1%	40.0%	45.8%

Selling, general and administrative expenses	$254,162	$228,930	$229,084	$209,528
As a percentage of total net revenues	37.1%	33.4%	34.4%	31.4%

Operating income from continuing operations	$77,060	$101,028	$37,414	$95,425
As a percentage of total net revenues	11.2%	14.7%	5.6%	14.3%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis, on an adjusted basis. This adjusted presentation is a non-GAAP measure. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures” at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue - Continuing Operations
(Unaudited)

	Three Months Ended September 2026
	Revenues - As Reported
(In thousands)	Wrangler	Helly Hansen	Other	Total
Channel revenues
U.S. Wholesale	$381,295	$29,511	$2,686	$413,492
International Wholesale	56,404	131,615	3,649	191,668
Direct-to-Consumer	47,379	30,198	2,609	80,186
Total	$485,078	$191,324	$8,944	$685,346

Geographic revenues
U.S.	$420,473	$39,499	$2,962	$462,934
International	64,605	151,825	5,982	222,412
Total	$485,078	$191,324	$8,944	$685,346

	Nine Months Ended September 2026
	Revenues - As Reported

(In thousands)	Wrangler	Helly Hansen	Other	Total
Channel revenues
U.S. Wholesale	$1,103,236	$59,575	$5,934	$1,168,745
International Wholesale	149,943	300,075	16,131	466,149
Direct-to-Consumer	136,785	103,965	7,312	248,062
Total	$1,389,964	$463,615	$29,377	$1,882,956

Geographic revenues
U.S.	$1,214,406	$96,909	$6,796	$1,318,111
International	175,558	366,706	22,581	564,845
Total	$1,389,964	$463,615	$29,377	$1,882,956

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue - Continuing Operations
(Unaudited)

	Three Months Ended September 2025
	Revenues - As Reported
(In thousands)	Wrangler	Helly Hansen	Other	Total
Channel revenues
U.S. Wholesale	$374,024	$30,432	$2,588	$407,044
International Wholesale	54,113	125,366	3,752	183,231
Direct-to-Consumer	43,094	30,132	2,971	76,197
Total	$471,231	$185,930	$9,311	$666,472

Geographic revenues
U.S.	$410,541	$39,408	$3,017	$452,966
International	60,690	146,522	6,294	213,506
Total	$471,231	$185,930	$9,311	$666,472

	Nine Months Ended September 2025
	Revenues - As Reported

(In thousands)	Wrangler	Helly Hansen	Other	Total
Channel revenues
U.S. Wholesale	$1,092,310	$33,144	$7,313	$1,132,767
International Wholesale	137,416	141,811	5,240	284,467
Direct-to-Consumer	123,030	37,647	4,194	164,871
Total	$1,352,756	$212,602	$16,747	$1,582,105

Geographic revenues
U.S.	$1,195,827	$44,466	$8,163	$1,248,456
International	156,929	168,136	8,584	333,649
Total	$1,352,756	$212,602	$16,747	$1,582,105

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Revenue Information - Continuing Operations
(Unaudited)

	Three Months Ended September
	2026	2025	2026 to 2025
(Dollars in thousands)	As Reported Under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$420,473	$410,541	2%	2%
Helly Hansen U.S.	39,499	39,408	—%	—%
Other U.S.	2,962	3,017	(2)%	(2)%
Total U.S. revenues	$462,934	$452,966	2%	2%

Wrangler International	$64,605	$60,690	6%	7%
Helly Hansen International	151,825	146,522	4%	3%
Other International	5,982	6,294	(5)%	(5)%
Total International revenues	$222,412	$213,506	4%	4%

Global Wrangler	$485,078	$471,231	3%	3%
Global Helly Hansen	191,324	185,930	3%	3%
Global Other	8,944	9,311	(4)%	(4)%
Total revenues	$685,346	$666,472	3%	3%
* Calculation not meaningful.

	Nine Months Ended September
	2026	2025	2026 to 2025
(Dollars in thousands)	As Reported Under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$1,214,406	$1,195,827	2%	2%
Helly Hansen U.S.	96,909	44,466	118%	118%
Other U.S.	6,796	8,163	(17)%	(17)%
Total U.S. revenues	$1,318,111	$1,248,456	6%	6%

Wrangler International	$175,558	$156,929	12%	8%
Helly Hansen International	366,706	168,136	118%	108%
Other International	22,581	8,584	163%	151%
Total International revenues	$564,845	$333,649	69%	62%

Global Wrangler	$1,389,964	$1,352,756	3%	2%
Global Helly Hansen	463,615	212,602	118%	110%
Global Other	29,377	16,747	75%	69%
Total revenues	$1,882,956	$1,582,105	19%	17%
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on a constant currency basis, which is a non-GAAP financial measure. See “Business Segment Information – Constant Currency Basis (Non-GAAP)” for additional information on constant currency financial calculations.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Revenue from Continuing and Discontinued Operations
(Unaudited)

	Three Months Ended September		Nine Months Ended September
	2026	2025	2026	2025

(Dollars in thousands)
Revenue - continuing operations	$685,346	$666,472	$1,882,956	$1,582,105
Revenue - discontinued operations	187,508	186,743	540,964	552,270
Total	$872,854	$853,215	$2,423,920	$2,134,375

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Notes (Non-GAAP)
(Unaudited)
Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(1) During the three months ended September 2026, restructuring and transformation costs included $1.7 million of charges related to the closure of one of our manufacturing facilities, which was recorded to "cost of goods sold", and $2.1 million related to business optimization activities associated with Project Jeanius recorded to "selling, general and administrative expenses." Total restructuring and transformation costs resulted in a corresponding tax impact of $0.8 million for the three months ended September 2026.
During the three months ended September 2025, restructuring and transformation costs included $38.1 million related to the closure of a portion of our manufacturing facilities and $0.4 million related to streamlining and transferring select production within our internal manufacturing network, which were recorded to "cost of goods sold", and $7.6 million related to business optimization activities recorded to "selling, general and administrative expenses." Total restructuring and transformation costs resulted in a corresponding tax impact of $11.1 million for the three months ended September 2025.
(2) During the three months ended September 2026, integration-related costs associated with Helly Hansen included $23.2 million of professional and other fees. Integration-related costs resulted in a corresponding tax impact of $5.3 million for the three months ended September 2026.
During the three months ended September 2025, acquisition and integration-related costs included $12.0 million of professional and other fees. Total acquisition and integration-related costs resulted in a corresponding tax impact of $2.9 million for the three months ended September 2025.
(3) During the three months ended September 2026, we reduced cost of goods sold by approximately $3.0 million, related to the impacts of the 2025 IEEPA tariff amounts, which resulted in a corresponding tax impact of $0.7 million.
(4) During the three months ended September 2026, the Company completed a series of internal legal entity restructuring transactions designed to simplify its global organizational structure, improve operational alignment and facilitate the integration of the acquired Helly Hansen business. The restructuring included intercompany financing transactions and changes in the ownership of intellectual property. The restructuring resulted in a discrete income tax expense of $94.7 million for the three months ended September 2026.
(5) During the three months ended September 2026, the Company completed a series of internal legal entity restructuring transactions in preparation of the Lee business disposition, which resulted in a discrete income tax expense of $3.1 million.